250 WILLOWBROOK OFFICE PARK/FAIRPORT,NEW YORK 14450


                          WILLOWBROOK



                                 March 28, 1996



J.A.M., Inc.
530 Willowbrook Office Park
Fairport, New York  14450

     Attention:  John A. Marszalek, President

     Re:  530 WillowBrook Office Park

Dear John:

     The purpose of this letter is to amend the Lease Agreement dated June 16, 1992, as amended by letters dated June 24, 1992, and December 12, 1995, (the "Lease") between WillowBrook and you for space you now occupy at 530 WillowBrook Office Park, Fairport, New York. I have attached a copy of the facing page of the Lease to this letter.

     It is my understanding that we have agreed to amend the Lease as follows:

     1.  As of the "Effective Date" (as below defined):

a. The Demised Premises shall be changed to include the "Additional Demised Premises" as shown on Exhibit A attached hereto and made a part hereof;

     b. The annual rental will be changed from $114,452.04 ($9,537.67 per month) to $217,341 ($18,111.75 per month);

     c. The demised term for the space presently occupied by Tenant in 460 WillowBrook Office Park shall expire on the Effective Date as if the said date were the original expiration date of the demised term for the said space;

     d. That as of the Effective Date, "building operating costs" as referred to in Article 17 of the Lease, in addition to all other costs included therein, shall be deemed to also include roof repairs, maintenance and service (including but not limited to service contacts) of security/safety equipment and automatic/electronic and/or magnetic exterior door devices and interior cleaning (if supplied to the Demised Premises). Tenant's "pro rate" portion of the increase in costs for janitorial services for the Demised Premises ("interior cleaning") ONLY shall be 100 percent. Notwithstanding anything herein contained, said increases in any said costs only shall be calculated,
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     for the period commencing with the Effective Date through July 31, 1997,
        AS IF the Demised Premises were 9,279 renewable square feet. Thereafter, the said calculations shall be based upon the total rentable square footage of the Demised Premises (14,022) rentable square feet).

           The "Operating Year" for roof repairs, and, maintenance and service (including but not limited to service contracts) of security/safety equipment and automatic/electronic and/or magnetic exterior entrance door devices only shall be January 1, 1995 through December 31, 1995, with appropriate changes made in said Article 17 to other dates in said Article for said costs only. "Refuse removal", shall be defined to include "recycling expense".

     2. The expiration of the demised term shall be changed from July 31, 1997, to five (5) years from the last day of the first full month following the "Effective Date".

     3. The Additional Demised Premises shall be completed by Landlord, at its sole cost and expense ("Landlord's Work"), as follows:

     a. Remove a portion of the demising wall and interior partitions as shown on Exhibit A, pages 1 and 2, attached.

     b. Remove glass wall in Conference room and construct a new hard wall leaving one glass panel on each side of existing double door entrance to Conference room.

     c. Construct lunch room adjacent to Men's room. Said lunch room to be furnished to 5' base cabinet with sink and hot and cold running water.

     d. Remove all wallcovering and paint using flat wall paint, one color throughout.

     e. All floors will be carpeted standard 26 ounce carpet. Color to be chosen by Tenant from Landlord's available colors matching 4" vinyl base. If Tenant elects to upgrade carpet, Landlord will provide a material allowance equal to the cost of landlord supplied carpet.

     f. Existing light fixtures will be relocated in areas where walls are removed to accommodate Tenant's furniture layout. Further, ALL troffer light fixtures shall be "deep-cell" 3-tube electronically-ballasted light fixtures.

     g. Landlord will supply and install a 1"-6" drywall soffit around the perimeter of the ceiling in the reception area and front conference room. Recessed "can" lights will be installed in soffit in conference room.

     In addition, Landlord, at its sole cost and expense, will complete the following work in the Original Demised Premises:


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     a.  Relocate door into Computer Program/Tech area in Original Demised
        Premises.

     b.  Repaint/coat to match existing color.

     c. If Tenant so elects, construct an office with drywall and metal studs in Tenant's existing reception are after Tenant has relocated its reception desk.

     4.   a.  The "Effective Date" shall be the earlier of:

           1.  Tenant taking possession of the Additional Demised Premises for
     the                                               purpose of operating its
     business therein, or;

           2.  September 1, 1996.

     b. Notwithstanding the forgoing, the Effective Date shall not occur until the substantial completion of Landlord's Work. Substantial completion shall be defined to mean that Landlord's Work shall have been completed in accordance with Paragraph 3 of this Amendment subject only to minor "punchlist" items which do not separately or in aggregate, materially effect Tenant's use and occupancy of the Additional Demised Premises, that the Additional Demised Premises have received a valid Certificate of Occupancy, have been professionally cleaned and are free of trash an debris.

     5. As to the Additionally Demised Premises ONLY, Article 33 shall be deemed eliminated and in its place and stead shall be substituted the following:

     Rentable area shall be calculated by measuring from the outside face of all perimeter exterior walls to the center line of Tenant separating walls, and to the Common Area side of walls between the Demised Premises and the Building Common Area and shall include the area of the "vestibule" entrance area to the Demised Premises, if any, and include a proportionate share of the common halls, lobbies, public bathrooms, stairwells and elevator core (if any) of the building; but said proportionate share shall not increase the rentable square footage calculated as aforesaid by an amount greater than 12%.

     6. Unless performed by employees of Tenant, Tenant agrees that cleaning services for the cleaning of the Demised Premises shall be supplied, at Landlord's option, only by Landlord. Landlord agrees that the charges therefore shall be reasonable and be competitive with charges for similar "first class" interior cleaning services in the Rochester, New York suburban Class A office buildings.

     7. Tenant shall be permitted to have a 2' x 4' sign panel in the exterior sign pedestal serving the Building. Tenant shall, at its sole cost and expense, provide Landlord with camera-ready copy for said sign. Said sign shall conform to Landlord established sign regulations for the WillowBrook Office Park.

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     Except as modified above, all other terms, provisions, and conditions of the Lease shall remain unchanged and are hereby ratified and confirmed.

     If the above reflects your understanding, please sign the enclosed copy of this letter in the appropriate place and return it to us.


                                 Cordially your,

                                 WILLOWBROOK

                                 BY:/s/ Charles N. Mills